Accendra Health, Inc. Conflict Minerals Report For the Year Ended December 31, 2025

I.	Introduction

This Conflict Minerals Report (“Report”) by Accendra Health, Inc. (f/k/a Owens & Minor, Inc.) and subsidiaries (“Accendra Health,” “Company,” “we,” “us,” and “our”) is for the period from January 1, 2025 to December 31, 2025 (“Reporting Period”).

This Report is intended to comply with Rule 13p-1 of the Securities Exchange Act of 1934, as amended (“Rule”). The Rule imposes certain reporting obligations on public companies that manufacture or contract to manufacture products containing conflict minerals that are necessary to the functionality or production of their products. Form SD defines “conflict minerals” as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are currently limited to tin, tantalum and tungsten. We identified tin, tantalum, tungsten and gold (“3TGs”) that are necessary to the functionality or production of certain products that we manufactured or contracted to manufacture during the Reporting Period.

As disclosed in our 2025 Annual report on Form 10-K, our Products & Healthcare Services (P&HS) business was sold on December 31, 2025. Subsequent to the sale, we no longer have any in-scope products under the Rule. All in-scope products under the Rule relate to the sold P&HS business.

As described in this report, Accendra Health has reason to believe that some of the 3TGs present in its supply chain during the Reporting Period may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, “Covered Countries”). Therefore, we performed a reasonable country of origin inquiry (“RCOI”) to determine whether any of the 3TGs in our products originated from the Covered Countries and were not from recycled or scrap sources. Based on the RCOI, we determined that we may have some suppliers that sourced 3TGs from the Covered Countries, and we proceeded to conduct due diligence on our supplier base. The results of our due diligence are discussed below.

II.	Company Overview

A.	Our Business

Accendra Health, is a leading nationwide provider of products, technology, and services that supports health beyond the hospital for millions of people each year. We connect patients, providers, and insurers, delivering innovative solutions that help promote better health outcomes and improve quality of life for people living with chronic, complex, and acute health conditions. Together, our trusted brands, Apria and Byram Healthcare, bring nearly 90 years of combined experience in promoting health beyond the hospital in communities across the country. We are headquartered in Richmond, Virginia.

B.	Business Segments

During the Reporting Period, Accendra Health was organized into two operating segments: Products & Healthcare Services and Patient Direct. The principal sources of revenue in each segment are described below:

•	The Products & Healthcare Services (P&HS) segment included our United States distribution division (Medical Distribution), outsourced logistics and value-added services, and Global Products division which manufactured and sourced medical surgical products through our production and kitting operations. Medical Distribution did not manufacture or contract to manufacture products and thus does not have any in-scope products under the Rule.
•	The Patient Direct segment provides delivery of disposable medical supplies sold directly to patients and home health agencies and provides integrated home healthcare equipment and related services. Patient Direct does not manufacture or contract to manufacture products that require conflict minerals for their production or functionality and thus, does not have any in-scope products under the Rule.

As described above, the P&HS business was sold on December 31, 2025. This report is being provided as Accendra Health manufactured products during the Reporting Period within the P&HS segment as described above. Subsequent to the sale of the P&HS business we are comprised of a single operating and reporting segment which does not have any in-scope products under the Rule.

C.	Our Products

For the Reporting Period, we conducted an analysis of our products to determine which, if any, were likely to contain 3TGs. The analysis identified that 3TGs were necessary to the functionality or production of certain products that we manufactured or contracted to manufacture during the Reporting Period.

III.	Description of Reasonable Country of Origin Inquiry (“RCOI”)

We began our scoping process by developing a list of our suppliers that provide us with products that may contain one or more of the 3TGs. We then populated the list with contact information and provided it to our third-party service provider (“Service Provider”). The supplier list was then uploaded to our Service Provider’s software tool that allows us to store and manage supplier requests and documentation.

From there, we removed from the list service providers, indirect materials suppliers, and other suppliers who are inactive. This helped ensure that all suppliers surveyed provided items to Accendra Health that were used in final products in 2025.

Our Service Provider then conducted the supplier survey portion of the RCOI. Utilizing the Conflict Minerals Reporting Template (“CMRT”), developed by the Responsible Business Alliance (RBA)® and The Responsible Minerals Initiative (RMI)®, the suppliers on the final supplier list were surveyed on their sourcing of the 3TGs that we identified in our products. The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a direct supplier’s conflict minerals policy, due diligence process, and supply chain, including such supply chain information as the names and locations of smelters or refiners.

As part of the supplier survey, suppliers were asked to complete the CMRT. All communications were tracked and monitored in the Service Provider’s software tool. Non-responsive suppliers were contacted a minimum of three times. Any suppliers that continued to be non-responsive were advanced to an escalation phase and further contacted on an individual basis.

The RCOI also included automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions. All submitted CMRTs were classified as valid or invalid. All suppliers who submitted CMRTs that were classified as “invalid” were contacted to address items such as incomplete data, missing smelter information, or inconsistent answers. All of these communications were monitored and tracked in our Service Provider’s software system. As of May 14, 2026, there were 2 invalid submissions that had not been corrected by suppliers.

Based on the RCOI, we determined that we may have some suppliers that sourced 3TGs from the Covered Countries; therefore, in an effort to locate mines with the greatest possible specificity, we then conducted due diligence on our supplier base.

IV.	Due Diligence

A.	Design of Due Diligence

We designed our due diligence procedures to conform, in all material respects, with the due diligence framework presented by the Organization for Economic Co-operation and Development (“OECD”) in the publication OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict- Affected and High-Risk Areas and the related Supplements for tin, tantalum, tungsten and gold.

Our conflict minerals due diligence process includes the five steps described in the Guidance: 1) establishing strong company management systems, 2) identifying and assessing risks in our supply chain, 3) designing and implementing a strategy to respond to identified risks, 4) utilizing independent third-party audits, and 5) publicly reporting on our supply chain due diligence. A summary of our due diligence measures is outlined below.

B.	Performance of Due Diligence

Step 1.Establishing Strong Company Management Systems

a.	Internal Team

We organized a Conflict Minerals Committee comprised of individuals in management positions across multiple departments, namely Legal, Supply Chain, and Compliance. During the Reporting Period, the Committee members included the (1) Executive Vice President, General Counsel and Corporate Secretary, (2) Vice President, Manufacturing &

Procurement, (3) Associate General Counsel, Products & Healthcare Services, and (4) Vice President, Ethics, Compliance and Privacy. The Committee leads our conflict minerals compliance effort and is responsible for implementing our conflict minerals compliance strategy and for overseeing the program.

b.	Control Systems

During the Reporting Period, we had applicable policies and statements such as a Code of Honor that outlines expected behaviors for all Accendra Health employees, a Supplier Social Compliance Standard that outlines expected behaviors for all Accendra Health vendors, and a Conflict Minerals Policy Statement (“Statement”).

c.	Supplier Engagement

We utilized the CMRT and our Service Provider’s software reporting tool for collecting Conflict Minerals declarations from our supply base. Using these tools has allowed us to assist our suppliers in understanding our expectations and requirements and increase the rate of responses we have received from our suppliers to our survey requests. We have also communicated with relevant suppliers our expectation that they assist us in complying with our efforts related to our conflict minerals program. This includes obtaining information from them to support the chain of custody of the 3TGs identified in our products.

d.	Grievance Mechanisms

We have several mechanisms that allow people to alert Company management about any concerns they may have about our compliance or ethics. Our Code of Honor sets out ways to report concerns, including a Code of Conduct Hotline and Online Reporting tool, which both allow reports, in any language, to be made confidentially and anonymously at the election of the person making the report. We also have made publicly available on our website policies for communicating with our Board of Directors and with our compliance-oversight Committees of the Board, namely the Audit Committee and the Governance & Nominating Committee. These mechanisms were available during the Reporting Period to people who may have been concerned about compliance with our conflict minerals program or with any other compliance matter.

e.	Maintain Records

We maintain a company-wide document retention policy. The policy extends to the documents accumulated in performing our due diligence for this Report and requires that the documents be retained for a period of ten years. In addition, our Service Provider stores all of the information and findings from this process in a database that can be audited by internal or external parties.

Step 2.Identify and Assess Risks in the Supply Chain

Due to the complexity of our products and supply chain, it is difficult for us to identify indirect suppliers. We have relied on responses from our direct suppliers to provide us with information about the source of conflict minerals contained in the parts and components they supply to us. Similarly, our direct suppliers also rely on information provided to them by their suppliers. This chain of information creates a level of uncertainty and risk about the accuracy of the information.

In accordance with the Guidance, it is important to understand risk levels associated with conflict minerals in the supply chain. Each facility that meets the Responsible Minerals Initiative (“RMI”) definition of a smelter or refiner of a 3TG mineral is assigned a risk of high, medium or low based on three scoring criteria, namely: (1) geographic proximity to the DRC and covered countries; (2) Responsible Minerals Assurance Process (RMAP) audit status; and (3) known or plausible evidence of unethical or conflict sourcing.

If any facilities identified with high risks in their supply chain were reported on a CMRT by one of our suppliers, our Service Provider initiated risk mitigation activities, including instructing the supplier to submit a product-specific CMRT to better identify any connection between the facilities and our products, and escalating up to requesting removal of these high-risk smelters from their supply chain.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these red flags from the supply chain. In addition, suppliers are guided to the Service Provider’s online learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

Additionally, we evaluated suppliers on their conflict minerals program strength. Many companies continue to develop their programs and still provide an answer of “unknown” in response to our survey questions. We used the following criteria to evaluate the strength of their programs, with the capital letters, below, corresponding to the ones in the CMRT declaration tab:

A. Have you established a responsible minerals sourcing policy?

D. Have you implemented due diligence measures for responsible sourcing?

F. Do you review due diligence information received from your suppliers against your company's expectations?

G. Does your review process include corrective action management?

When suppliers meet or exceed those criteria (Yes to A, D, F, G), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program.

Our identification and risk assessment process also involves: (1) seeking information about 3TG smelters or refiners in our supply chain by requesting that our suppliers complete the CMRT, (2) verifying those smelters or refiners with RMI lists, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable. We believe that the inquiries and analysis described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our Covered Products.

Step 3.Design and Implement a Strategy to Respond to Identified Risks

Our Supplier Social Compliance Standards and Conflict Minerals Policy Statement set our expectations for our suppliers. If these expectations are not met, the business relationship between us and the supplier will be evaluated. For example, if we found that we sourced 3TGs that directly or indirectly financed or benefited armed groups in the Covered Countries, we would encourage the applicable supplier to establish an alternative source of the minerals that does not support such conflict. If an alternative source cannot be found or the supplier chooses not to respond to this risk, we would assess whether or not we can replace the supplier. We have found no instance to date where we believed it was necessary to implement such risk mitigation efforts.

Step 4.Utilize Independent Third-Party Audits

We do not have a direct relationship with smelters or refiners (“SORs”) and do not perform or direct audits of these entities. Instead, we rely on third-party assurances and certifications such as from the RMI’s Responsible Minerals Assurance Process, which uses independent private sector auditors to audit the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters or refiners that agree to participate in the program.

Step 5.Publicly Report on Supply Chain Due Diligence

This Report, which constitutes our annual report on our due diligence efforts, is filed as Exhibit 1.01 to our Form SD which the Company has filed with the SEC and can be found at www.sec.gov.

V.	Results of Due Diligence

A.	Survey Results

As of May 14, 2026, a total of one hundred seventy-eight (178) suppliers were identified as in-scope for conflict minerals regulatory purposes and contacted as part of the RCOI process. We received responses from 78% of our 178 surveyed suppliers. Of those, 120 suppliers claimed no 3TGs in their products, and 13 claimed that they did have 3TGs. (The numbers do not sum to 178 because not all surveyed suppliers responded.)

As described above, we surveyed our supply chain and reviewed the responses to determine whether further engagement with them was required. The determination to further engage with them was based on criteria such as untimely responses, incomplete responses, and inconsistencies within the data reported. Suppliers who provided a CMRT were asked to submit SOR information. The results are discussed in the Smelters or Refiners section below.

B.	Efforts to Determine Mine or Location of Origin

Because we do not have relationships with the smelters or refiners, we relied on requests to our suppliers that they complete the RMI template. We believe that process suffices as a good faith effort to determine the identity of the mines or the locations of origin of 3TGs in our supply chain.

C.	Smelters or Refiners

Of the suppliers we surveyed, many completed the RMI template at the company or business unit level, and they were unable to represent that 3TGs from the processing facilities they listed were in components they supplied to us. The quality of the responses we received from suppliers varied.

Many responses provided via the CMRT included the names of facilities listed by the suppliers as SORs. The CMRT responses that did not list at least one smelter for each 3TG were considered invalid, and our Service Provider followed up on these responses, urging suppliers to resubmit the form and include the smelter information. There are still suppliers that were unable to provide SORs used for the materials supplied to us.

For all the CMRT responses that indicated a smelter, our Service Provider compared them to the list of smelters maintained by the RMI. As of May 14, 2026, we validated 332 SORs. Appendix A lists only the SORs that our suppliers reported as being in their supply chains and that we validated. Appendix B is a compilation of countries of origin, setting out the countries from which the reported facilities source their conflict minerals.

As our suppliers have been largely unable to provide us with the information necessary to determine country of origin at the product level, we are unable to provide additional SOR names or country of origin information at this time.

VI.	Future Steps to be Taken

As discussed above, subsequent to the sale of the P&HS business on December 31, 2025, we are comprised of a single operating and reporting segment which does not have any in-scope products under the Rule.

APPENDIX A

The table below lists, the smelters or refiners (“SORs”) identified by our direct suppliers that may have been used to process 3TGs necessary to the functionality or production of our products in 2025.

Metal	Smelter or Refiner Name
Gold	8853 S.p.A.
Gold	ABC Refinery Pty Ltd.
Gold	Abington Reldan Metals, LLC
Gold	Advanced Chemical Company
Gold	African Gold Refinery
Gold	Agosi AG
Gold	Aida Chemical Industries Co., Ltd.
Gold	Al Etihad Gold Refinery DMCC
Gold	Albino Mountinho Lda.
Gold	Alexy Metals
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Corrego do Sitio Mineracao
Gold	Argor-Heraeus S.A.
Gold	Asahi Pretec Corp.
Gold	Asahi Refining Canada Ltd.
Gold	Asahi Refining USA Inc.
Gold	Asaka Riken Co., Ltd.
Gold	Attero Recycling Pvt Ltd
Gold	AU Traders and Refiners
Gold	Augmont Enterprises Private Limited
Gold	Aurubis AG
Gold	Bangalore Refinery
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden Ronnskar
Gold	C. Hafner GmbH + Co. KG
Gold	Caridad
Gold	CCR Refinery - Glencore Canada Corporation
Gold	Cendres + Metaux S.A.
Gold	CGR Metalloys Pvt Ltd.
Gold	Chimet S.p.A.
Gold	Chugai Mining
Gold	Coimpa Industrial LTDA
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Degussa Sonne / Mond Goldhandel GmbH
Gold	Dijllah Gold Refinery FZC
Gold	Dongwu Gold Group
Gold	Dowa

Metal	Smelter or Refiner Name
Gold	DSC (Do Sung Corporation)
Gold	Eco-System Recycling Co., Ltd. East Plant
Gold	Eco-System Recycling Co., Ltd. North Plant
Gold	Eco-System Recycling Co., Ltd. West Plant
Gold	Elite Industech Co., Ltd.
Gold	Emerald Jewel Industry India Limited (Unit 1)
Gold	Emerald Jewel Industry India Limited (Unit 2)
Gold	Emerald Jewel Industry India Limited (Unit 3)
Gold	Emerald Jewel Industry India Limited (Unit 4)
Gold	Emirates Gold DMCC
Gold	Fidelity Printers and Refiners Ltd.
Gold	Fujairah Gold FZC
Gold	Gasabo Gold Refinery Ltd
Gold	GG Refinery Ltd.
Gold	GGC Gujrat Gold Centre Pvt. Ltd.
Gold	Gold by Gold Colombia
Gold	Gold Coast Refinery
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.
Gold	Great Wall Precious Metals Co., Ltd. of CBPM
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH
Gold	Heraeus Germany GmbH Co. KG
Gold	Heraeus Metals Hong Kong Ltd.
Gold	Hunan Chenzhou Mining Co., Ltd.
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.
Gold	HwaSeong CJ CO., LTD.
Gold	Impala Platinum - Platinum Metals Refinery (PMR)
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Gold	International Precious Metal Refiners
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Italpreziosi
Gold	JALAN & Company
Gold	Japan Mint
Gold	Jiangxi Copper Co., Ltd.
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Novosibirsk Refinery
Gold	JSC Uralelectromed
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	K.A. Rasmussen
Gold	Kazakhmys Smelting LLC

Metal	Smelter or Refiner Name
Gold	Kazzinc
Gold	Kennecott Utah Copper LLC
Gold	KGHM Polska Miedz Spolka Akcyjna
Gold	Kojima Chemicals Co., Ltd.
Gold	Korea Zinc Co., Ltd.
Gold	Kundan Care Products Ltd.
Gold	Kyrgyzaltyn JSC
Gold	Kyshtym Copper-Electrolytic Plant ZAO
Gold	Lingbao Gold Co., Ltd.
Gold	L'Orfebre S.A.
Gold	LS MnM Inc.
Gold	LT Metal Ltd.
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Gold	Marsam Metals
Gold	Materion
Gold	Matsuda Sangyo Co., Ltd.
Gold	MD Overseas
Gold	Metal Concentrators SA (Pty) Ltd.
Gold	Metallix Refining Inc.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies (Singapore) Pte., Ltd.
Gold	Metalor Technologies (Suzhou) Ltd.
Gold	Metalor Technologies S.A.
Gold	Metalor USA Refining Corporation
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.
Gold	Minera Titán del Perú SRL (MTP) - Belen Plant
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	MKS PAMP SA
Gold	MMTC-PAMP India Pvt., Ltd.
Gold	Modeltech Sdn Bhd
Gold	Morris and Watson
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.
Gold	Navoi Mining and Metallurgical Combinat
Gold	NH Recytech Company
Gold	Nihon Material Co., Ltd.
Gold	NOBLE METAL SERVICES
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH
Gold	Ohura Precious Metal Industry Co., Ltd.
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)

Metal	Smelter or Refiner Name
Gold	Pease & Curren
Gold	Penglai Penggang Gold Industry Co., Ltd.
Gold	Planta Recuperadora de Metales SpA
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Precinox S.A.
Gold	QG Refining, LLC
Gold	Rand Refinery (Pty) Ltd.
Gold	REMONDIS PMR B.V.
Gold	Royal Canadian Mint
Gold	SAAMP
Gold	Sabin Metal Corp.
Gold	Safimet S.p.A
Gold	SAFINA A.S.
Gold	Sam Precious Metals
Gold	Samduck Precious Metals
Gold	Samwon Metals Corp.
Gold	SEMPSA Joyeria Plateria S.A.
Gold	Shandong Gold Smelting Co., Ltd.
Gold	Shandong Humon Smelting Co., Ltd.
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Shenzhen CuiLu Gold Co., Ltd.
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.
Gold	Shirpur Gold Refinery Ltd.
Gold	Sichuan Tianze Precious Metals Co., Ltd.
Gold	Singway Technology Co., Ltd.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.
Gold	SOLEIL METALS (Chala One Plant)
Gold	SOLEIL METALS (YAKARI Plant)
Gold	Sovereign Metals
Gold	State Research Institute Center for Physical Sciences and Technology
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	SungEel HiMetal Co., Ltd.
Gold	Super Dragon Technology Co., Ltd.
Gold	T.C.A S.p.A
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION

Metal	Smelter or Refiner Name
Gold	Tokuriki Honten Co., Ltd.
Gold	Tongling Nonferrous Metals Group Co., Ltd.
Gold	TOO Tau-Ken-Altyn
Gold	Torecom
Gold	Umicore Precious Metals Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi S.A.
Gold	WEEEREFINING
Gold	Western Australian Mint (T/a The Perth Mint)
Gold	WIELAND Edelmetalle GmbH
Gold	Yamakin Co., Ltd.
Gold	Yokohama Metal Co., Ltd.
Gold	Yunnan Copper Industry Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Tantalum	5D Production OU
Tantalum	AMG Brasil
Tantalum	D Block Metals, LLC
Tantalum	F&X Electro-Materials Ltd.
Tantalum	FIR Metals & Resource Ltd.
Tantalum	Global Advanced Metals Aizu
Tantalum	Global Advanced Metals Boyertown
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd
Tantalum	Jiangxi Tuohong New Raw Material
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum	KEMET de Mexico
Tantalum	Materion Newton Inc.
Tantalum	Metallurgical Products India Pvt., Ltd.
Tantalum	Mineracao Taboca S.A.
Tantalum	Mitsui Mining and Smelting Co., Ltd.
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	NPM Silmet AS
Tantalum	PowerX Ltd.
Tantalum	Resind Industria e Comercio Ltda.
Tantalum	Solikamsk Magnesium Works OAO
Tantalum	Taki Chemical Co., Ltd.

Metal	Smelter or Refiner Name
Tantalum	TANIOBIS Co., Ltd.
Tantalum	TANIOBIS GmbH
Tantalum	TANIOBIS Japan Co., Ltd.
Tantalum	TANIOBIS Smelting GmbH & Co. KG
Tantalum	Telex Metals
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.
Tin	Alpha Assembly Solutions Inc
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	Aurubis Beerse
Tin	Aurubis Berango
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.
Tin	China Tin Group Co., Ltd.
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda
Tin	CRM Synergies
Tin	CV Ayi Jaya
Tin	Dongguan Best Alloys Co., Ltd.
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.
Tin	Dowa
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	EM Vinto
Tin	Estanho de Rondonia S.A.
Tin	Fabrica Auricchio Industria e Comercio Ltda.
Tin	Fenix Metals
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin	Global Advanced Metals Greenbushes Pty Ltd.
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Tin	Jiangxi New Nanshan Technology Ltd.
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd
Tin	Luna Smelter, Ltd.
Tin	Ma'anshan Weitai Tin Co., Ltd.
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	Malaysia Smelting Corporation Berhad (Port Klang)

Metal	Smelter or Refiner Name
Tin	Melt Metais e Ligas S.A.
Tin	Metallic Resources, Inc.
Tin	Mineracao Taboca S.A.
Tin	Mining Minerals Resources SARL
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	Modeltech Sdn Bhd
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	Novosibirsk Tin Combine
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	O.M. Manufacturing Philippines, Inc.
Tin	Operaciones Metalurgicas S.A.
Tin	P Kay Metal, Inc
Tin	Precious Minerals and Smelting Limited
Tin	PT Aries Kencana Sejahtera
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya
Tin	PT Bangka Prima Tin
Tin	PT Cipta Persada Mulia
Tin	PT Masbro Alam Stania
Tin	PT Mitra Graha Raya
Tin	PT Mitra Stania Prima
Tin	PT Mitra Sukses Globalindo
Tin	PT Premium Tin Indonesia
Tin	PT Prima Timah Utama
Tin	PT Putera Sarana Shakti (PT PSS)
Tin	PT Rajehan Ariq
Tin	PT Timah Tbk Kundur
Tin	PT Timah Tbk Mentok
Tin	Resind Industria e Comercio Ltda.
Tin	RIKAYAA GREENTECH PRIVATE LIMITED
Tin	Rui Da Hung
Tin	Super Ligas
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.
Tin	Thaisarco
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.
Tin	Tin Technology & Refining
Tin	VQB Mineral and Trading Group JSC
Tin	White Solder Metalurgia e Mineracao Ltda.
Tin	Woodcross Smelting Company Limited
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.

Metal	Smelter or Refiner Name
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.
Tungsten	A.L.M.T. Corp.
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.
Tungsten	Asia Tungsten Products Vietnam Ltd.
Tungsten	China Molybdenum Tungsten Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Cronimet Brasil Ltda
Tungsten	Fujian Xinlu Tungsten Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Global Tungsten & Powders LLC
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	H.C. Starck Tungsten GmbH
Tungsten	Hubei Green Tungsten Co., Ltd.
Tungsten	Hunan Jintai New Material Co., Ltd.
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch
Tungsten	Hydrometallurg, JSC
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.
Tungsten	JSC "Kirovgrad Hard Alloys Plant"
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Lianyou Metals Co., Ltd.
Tungsten	Lianyou Resources Co., Ltd.
Tungsten	Malipo Haiyu Tungsten Co., Ltd.
Tungsten	Masan High-Tech Materials
Tungsten	Moliren Ltd.
Tungsten	Nam Viet Cromit Joint Stock Company
Tungsten	Niagara Refining LLC
Tungsten	NPP Tyazhmetprom LLC
Tungsten	OOO “Technolom” 1
Tungsten	OOO “Technolom” 2
Tungsten	Philippine Bonway Manufacturing Industrial Corporation
Tungsten	Philippine Carreytech Metal Corp.
Tungsten	S.P.T. spol.s r.o.

Metal	Smelter or Refiner Name
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.
Tungsten	TANIOBIS Smelting GmbH & Co. KG
Tungsten	Tungamoy Metals Inc.
Tungsten	Tungsten Vietnam Joint Stock Company
Tungsten	Unecha Refractory metals plant
Tungsten	Uzbek Refractory and Heat-Resistant Metals
Tungsten	Wolfram Bergbau und Hutten AG
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.

APPENDIX B

This list of potential countries or territories of origin is populated based on publicly available information, our RCOI and due diligence. It is important to note that this is also based on company level responses and therefore, it is not certain which of these countries or territories of origin can be linked to our products.

Albania, Andorra, Angola, Argentina, Armenia, Australia, Austria, Azerbaijan, Belarus, Belgium, Benin, Bermuda, Bolivia (Plurinational State of), Botswana, Brazil, Bulgaria, Burkina Faso, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Congo, Cyprus, Democratic Republic of Congo, Djibouti, Dominica, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Georgia, Germany, Ghana, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jersey, Kazakhstan, Kenya, Republic of Korea, Kyrgyzstan, Liberia, Liechtenstein, Lithuania, Luxembourg, Madagascar, Malaysia, Mali, Mauritania, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Nigeria, Norway, Oman, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russian Federation, Rwanda, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Solomon Islands, South Africa, South Sudan, Spain, Sudan, Suriname, Sweden, Switzerland, Taiwan (Province of China), Tajikistan, United Republic of Tanzania, Thailand, Turkey, Uganda, United Arab Emirates, United Kingdom, United States of America, Uruguay, Uzbekistan, Viet Nam, Zambia, Zimbabwe.